Company Contact: Gary Atkinson (954) 596 – 1000 GaryAtkinson at singingmachine.com www.singingmachine.com
FOR IMMEDIATE RELEASE

Singing Machine Announces Resignation of Tony Handal.

Coconut Creek, FL, November 24, 2009 -- The Singing Machine Company, Inc.  (“Singing Machine” or the “Company”) (OTCBB: SMDM) announces a transition at Chief Executive Officer. On November 19, 2009 the Company received a notice of resignation from Mr. Tony Handal, CEO of the Company. Mr. Handal’s letter of resignation is effective December 1, 2009 and cites a reason to dedicate more time to his law practice as the primary reason for his resignation.

The Company’s Board of Directors will establish a search committee to find Mr. Handal’s replacement. In the interim, the Board has appointed Mr. Gary Atkinson as Interim Chief Executive Officer until a replacement has been found. Mr. Atkinson has served with the Company for two years as its General Counsel and Secretary and during that time has been heavily involved in all aspects of the Company’s operations, including overseeing the Logistics operation and improving coordination with the Hong Kong office. Mr. Atkinson commented, “On behalf of the Company, I want to thank Tony for all his hard work and dedication. During his tenure we saw one of the worst economic recessions in history. Despite this, he was instrumental in implementing numerous key initiatives like getting the Company into the portable video product category. I look forward to continuing this trend for FY2011.” Atkinson continued, “While I see the need to diversify our product categories, my goal is to help bring the Company back to basics by building on our core strength as the #1 dominant brand in home karaoke. I am also committed to improving the Company’s level of service to all of its partners in order to solidify better relationships to grow the business.”

About The Singing Machine
Incorporated in 1982, The Singing Machine Company develops and distributes a full line of consumer-oriented karaoke machines and music under The Singing MachineTM, SMDigital™, SoundX™, and Sound X Kids™ and other brand names.  The first to provide karaoke systems for home entertainment in the United States, The Singing Machine sells its products in North America, Europe and Australia. The Singing Machine is also the first to offer digital music downloads for play on home karaoke machines. See www.singingmachine.com for more details.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management and include, but are not limited to statements about our financial statements for the fiscal year ended March 31, 2009.  You should review our risk factors in our SEC filings which are incorporated herein by reference.  Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.